                                                                    Exhibit 12.1



                    COMPUTATION OF EARNINGS TO FIXED CHARGES


                                     Six                                 Year Ended December 31,
                                   months
                                    ended
                                  June 30,
                                     2002            2001             2000             1999             1998              1997
                                  --------         --------         --------         --------         --------         --------
                                                                          (in thousands)
Pre-tax income from               $ 31,675         $ 38,893         $ 36,470         $ 41,794         $ 36,879         $ 40,822
continuing operations
before minority interest
adjustment, or equity
investee income or
extraordinary items

Interest expense                    19,280           53,438           47,437           33,485           27,882           17,096

Amortization of loan                   756            2,081            2,061            1,983            1,319            1,105
costs

Minority interest in                  (298)            (710)            (801)            (724)            (730)            (150)
pre-tax income of
subsidiaries that have no
fixed charges

Amortization of                        392              740              610              410              250              144
capitalized interest

Distributed income of                 (673)          (3,271)          (3,420)          (3,302)          (1,568)             225
equity investees

Share of pre-tax losses                 --               --               --               --               --               --
                                  --------         --------         --------         --------         --------         --------
of equity for which
charges arise from
guarantees

Earnings before                   $ 51,132         $ 91,171         $ 82,357         $ 73,646         $ 64,032         $ 59,242
                                  ========         ========         ========         ========         ========         ========
cumulative effect of
changes in accounting
principle and early
extinguishment of debt

FIXED CHARGES

Interest expensed and             $ 19,280         $ 54,772         $ 51,327         $ 39,502         $ 32,675         $ 20,296
capitalized

Amortization of loan costs             756            2,081            2,061            1,983            1,319            1,105

Preferred dividends                  8,148           15,098            8,750            8,750            4,690            3,060
                                  --------         --------         --------         --------         --------         --------
                                  $ 28,184         $ 71,951         $ 62,138         $ 50,235         $ 38,684         $ 24,461
                                  ========         ========         ========         ========         ========         ========
Ratio of Earnings to                  1.81             1.27             1.33             1.47             1.66             2.42
                                  ========         ========         ========         ========         ========         ========
Fixed Charges
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